UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K
_________________________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2020

Summit Financial Group, Inc.
(Exact name of registrant as specified in its charter)

West Virginia (State or other jurisdiction of incorporation)	No. 0-16587 (Commission File Number)	55-0672148 (IRS Employer Identification No.)

300 North Main Street, Moorefield, West Virginia 26836
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (304) 530-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $2.50 per share	SMMF	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously announced, Summit Financial Group, Inc., a West Virginia corporation (“Summit”), entered into an Agreement and Plan of Merger, dated September 17, 2019 (the “Merger Agreement”), with Cornerstone Financial Services, Inc., a West Virginia corporation (“Cornerstone”). Pursuant to the terms of the Merger Agreement and effective as of January 1, 2020, Cornerstone merged (the “Merger”) with and into a limited liability company and wholly-owned subsidiary of Summit’s wholly-owned banking subsidiary, Summit Community Bank, Inc., a West Virginia banking corporation (“Summit Community Bank”), formed solely for the purpose of consummating the Merger (“Merger Sub”), with Merger Sub as the surviving entity in the Merger. Immediately following the Merger, Merger Sub was liquidated (the “Liquidation”) so that Summit Community Bank owns all of the outstanding shares of Cornerstone’s wholly owned banking subsidiary, Cornerstone Bank, Inc., a West Virginia banking corporation (“Cornerstone Bank”). Immediately following the Liquidation, Cornerstone Bank was merged (the “Bank Merger”) with and into Summit Community Bank, with Summit Community Bank surviving as the surviving bank in the Bank Merger.

At the effective time of the Merger (the “Effective Time”), Cornerstone shareholders received the right to receive cash in the amount of $5,700.00 per share of Cornerstone common stock (the “Cash Consideration”), par value $100.00 per share (“Cornerstone Common Stock”), 228 shares of Summit common stock, par value $2.50 per share (“Summit Common Stock”), per share of Cornerstone Common Stock (the “Stock Consideration” and together with the Cash Consideration, the “Merger Consideration”) or a combination of Cash Consideration and Stock Consideration, subject to proration to result in approximately 50% Cash Consideration and 50% Stock Consideration.

There were no material relationships, other than in respect of the Merger, between Summit and Cornerstone, its directors or officers or any of its affiliates.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference as Exhibit 2.1.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     On December 19, 2019, the Board of Directors of each of Summit and Summit Community Bank (collectively, the “Boards”, and each, individually, a “Board”) approved a prospective increase in the size of each Board to eighteen (18) members, with such increase being contingent upon, and to be effective concurrent with, completion of the Merger and Bank Merger. Pursuant to the terms of the Merger Agreement, the Boards also approved on a prospective basis the appointment of Ronald B. Spencer, former Chairman of Cornerstone's Board of Directors, as a director of Summit and Summit Community Bank to fill the vacancy created by that action. Mr. Spencer’s appointment was contingent on, and to be effective concurrent with, the completion of the Merger and Bank Merger.

As discussed in more detail in Item 2.01 above, the Merger and Bank Merger were effective as of January 1, 2020, and Mr. Spencer became a director of Summit and Summit Community Bank at that time. Pursuant to the Merger Agreement, and provided that he continues to meet the standards for directors of Summit and Summit Community Bank, each of Summit and Summit Community Bank is obligated to re-nominate Mr. Spencer to its Board at its next annual meeting of shareholders following the effective time of the Merger and Bank Merger, which will be held in May 2020.

As a director of Summit and Summit Community Bank, Mr. Spencer will be eligible to receive the same cash compensation paid to other members of the Boards.

Item 8.01 Other Events.

On January 2, 2020, Summit issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1 and is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for any purpose.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of September 17, 2019, by and between Summit Financial Group, Inc. and Cornerstone Financial Services, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on September 18, 2019).

99.1	Press Release, dated January 2, 2020, issued by Summit Financial Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMIT FINANCIAL GROUP, INC.

Date: January 2, 2020	By: /s/ Julie R. Markwood
Julie R. Markwood
Sr. Vice President and Chief Accounting Officer